Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
February 11, 2014	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES FOURTH QUARTER AND FULL YEAR 2013 RESULTS;

FOURTH QUARTER ADJUSTED EBITDA IMPROVED 28%

COMPARED TO PRIOR YEAR

Fourth Quarter 2013 Highlights

•                  Record Adjusted EBITDA of $313 million, an improvement of 28% compared to the prior year period.

•                  Adjusted diluted income per share was $0.48 compared to $0.28 in the prior year period.

•                  Net income attributable to Huntsman Corporation was $41 million compared to net loss of $40 million in the prior year period.

Full Year 2013 Highlights

•                  Adjusted EBITDA was $1,213 million compared to $1,439 million in the prior year period.  The decrease was primarily attributable to lower earnings in our Pigments division and lower PO/MTBE earnings which benefitted from industry supply outages in 2012.

•                  Adjusted diluted income per share was $1.61 compared to $2.40 in the prior year period.

•                  Net income attributable to Huntsman Corporation was $128 million compared to net income of $363 million in the prior year period.

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
In millions, except per share amounts, unaudited	2013	2012	2013	2013	2012

Revenues	$2,705	$2,619	$2,842	$11,079	$11,187

Net income (loss) attributable to Huntsman Corporation	$41	$(40)	$64	$128	$363
Adjusted net income(1)	$118	$68	$132	$390	$577

Diluted income (loss) per share	$0.17	$(0.17)	$0.26	$0.53	$1.51
Adjusted diluted income per share(1)	$0.48	$0.28	$0.54	$1.61	$2.40

EBITDA(1)	$225	$104	$303	$889	$1,187
Adjusted EBITDA(1)	$313	$245	$376	$1,213	$1,439

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2013 results with revenues of $2,705 million and adjusted EBITDA of $313 million.

Peter R. Huntsman, our President and CEO, commented:

“Our Adjusted EBITDA of $313 million was a fourth quarter record.  With the notable exception of PO/MTBE, we saw broad improvements in earnings across our businesses in the fourth quarter compared to the prior year.  Aggressive self-help measures that have re-focused our efforts on key markets and lowered our costs are yielding benefits to the bottom line.  These restructuring efforts are expected to contribute an additional approximate $60 million of future EBITDA.

“We expect to close on the acquisition of Rockwood Holdings’ Performance Additives and Titanium Dioxide businesses during the first half of 2014 and remain confident in our ability to deliver synergies of $130 million.  Antitrust review in the U.S. is complete and we are making positive strides as it relates to the European Union review.

“We are investing for long term growth and are progressing well with the previously disclosed projects that will further increase our future EBITDA by nearly $200 million.  We are enthused by the positive developments taking place within our business and look forward to delivering further value.”

Segment Analysis for 4Q13 Compared to 4Q12

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended December 31, 2013 compared to the same period in 2012 was primarily due to higher sales volumes and favorable sales mix partially offset by lower average selling prices.  MDI Urethane sales volumes increased 8% as a result of improved demand in all regions and across most major markets partially offset by a decrease in PO/MTBE sales volumes.  PO/MTBE average selling prices decreased primarily due to less favorable market conditions whereas MDI Urethane average selling prices were essentially flat.  The decrease in adjusted EBITDA was due to lower PO/MTBE margins partially offset by an increase in MDI Urethane earnings.

Performance Products

The increase in revenues in our Performance Products division for the three months ended December 31, 2013 compared to the same period in 2012 was due to higher sales volumes partially offset by lower selling prices and the mix effect of more toll business.  Sales volumes increased broadly across all products with the exception of European home care surfactants.  Average selling prices fell mainly in response to lower raw material costs.  The increase in adjusted EBITDA was primarily due to higher sales volumes and higher margins.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended December 31, 2013 compared to the same period in 2012 was primarily due to lower sales volumes, partially offset by favorable sales mix and higher average selling prices.  Sales volumes decreased in our base resins business primarily due to our restructuring efforts.  During the fourth quarter 2013 we closed two of our base resins production units as we focus on higher value component and formulations sales such as aerospace, transportation and industrial markets.  Average selling prices increased in all regions primarily in response to higher raw materials costs and improved sales mix.  The increase in adjusted EBITDA was primarily due to higher contribution margins and lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended December 31, 2013 compared to the same period in 2012 was due to higher average selling prices and higher sales volumes.  Average selling prices increased primarily in response to higher raw material costs.  Sales volumes increased primarily due to increased market share in key countries and stronger consumer end market sentiment.  The increase in adjusted EBITDA was primarily due to higher sales volumes and lower costs as a result of our restructuring efforts.

Pigments

The increase in revenues in our Pigments division for the three months ended December 31, 2013 compared to the same period in 2012 was primarily due to higher sales volumes partially offset by lower average selling prices.  Sales volumes increased primarily due to higher end-use demand.  Average selling prices decreased primarily as a result of high industry inventory levels partially offset by the strength of the euro against the U.S. dollar.  The increase in adjusted EBITDA was primarily due to higher sales volumes and lower manufacturing and selling, general and administrative costs.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other decreased by $1 million to a loss of $50 million for the three months ended December 31, 2013 compared to a loss of $49 million for the same period in 2012.

Liquidity, Capital Resources and Outstanding Debt

As of December 31, 2013 we had $1,048 million of combined cash and unused borrowing capacity compared to $887 million at December 31, 2012.

On December 23, 2013 we issued €300 million senior notes that carry an interest rate of 5.125% and will mature on April 15, 2021.  Net proceeds were used to repay a portion of the principal amount outstanding under our Term Loan C, to pay related fees and expenses and for general corporate purposes.

On October 15, 2013 we entered into an amendment to our senior credit facilities that provides for a new seven year term loan of $1.2 billion as well as an increase in our existing revolving credit facility by $200 million to $600 million. We have secured commitments from a group of financial institutions to provide this term loan and expanded revolving credit facility. This new financing is expected be funded when we complete the acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.

Total capital expenditures for the quarter ended December 31, 2013 were $176 million and for the year ended December 31, 2013 were $471 million.  We expect to spend approximately $500 million on capital expenditures in 2014, net of reimbursements, excluding any amounts associated with the planned acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.

Income Taxes

During the three months ended December 31, 2013 we recorded income tax expense of $20 million and paid $18 million in cash for income taxes.  Our adjusted effective income tax rates for the three months and year ended December 31, 2013 were approximately 21% and 32% respectively.

During the fourth quarter of 2013 as a result of specific pension accounting we were required to record a decrease in operating tax expense and an increase to tax expense in other comprehensive income.

We expect our 2014 adjusted effective tax rate to be approximately 35% excluding the impact of the acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.  We expect our long term adjusted effective tax rate to be approximately 30%.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter and full year 2013 financial results on Tuesday, February 11, 2014 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 713 - 4215
International participants	(617) 213 - 4867
Passcode	20450733

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PFA7R877G

Webcast Information

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at huntsman.com.

Replay Information

The conference call will be available for replay beginning February 11, 2014 and ending February 18, 2014.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	67503187

Table 1 — Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts, unaudited	2013	2012	2013	2012

Revenues	$2,705	$2,619	$11,079	$11,187
Cost of goods sold	2,259	2,199	9,326	9,153
Gross profit	446	420	1,753	2,034
Operating expenses	284	305	1,092	1,097
Restructuring, impairment and plant closing costs	41	40	151	92
Operating income	121	75	510	845
Interest expense, net	(44)	(54)	(190)	(226)
Equity in income of investment in unconsolidated affiliates	2	2	8	7
Loss on early extinguishment of debt	(16)	(78)	(51)	(80)
Other (loss) income	—	(1)	2	1
Income (loss) before income taxes	63	(56)	279	547
Income tax (expense) benefit	(20)	17	(125)	(169)
Income (loss) from continuing operations	43	(39)	154	378
Loss from discontinued operations, net of tax(2)	(1)	—	(5)	(7)
Extraordinary gain on the acquisition of a business, net of tax of nil	—	1	—	2
Net income (loss)	42	(38)	149	373
Net income attributable to noncontrolling interests, net of tax	(1)	(2)	(21)	(10)
Net income (loss) attributable to Huntsman Corporation	$41	$(40)	$128	$363

Adjusted EBITDA(1)	$313	$245	$1,213	$1,439

Adjusted net income(1)	$118	$68	$390	$577

Basic income (loss) per share	$0.17	$(0.17)	$0.53	$1.53
Diluted income (loss) per share	$0.17	$(0.17)	$0.53	$1.51
Adjusted diluted income per share(1)	$0.48	$0.28	$1.61	$2.40

Common share information:
Basic shares outstanding	240.2	238.2	239.7	237.6
Diluted shares	243.9	238.2	242.4	240.6
Diluted shares for adjusted diluted income per share	243.9	241.3	242.4	240.6

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions, unaudited	2013	2012	(Worse)	2013	2012	(Worse)

Segment Revenues:
Polyurethanes	$1,230	$1,182	4%	$4,964	$4,894	1%
Performance Products	741	723	2%	3,019	3,065	(2)%
Advanced Materials	301	311	(3)%	1,267	1,325	(4)%
Textile Effects	209	190	10%	811	752	8%
Pigments	295	286	3%	1,269	1,436	(12)%
Eliminations and other	(71)	(73)	3%	(251)	(285)	12%

Total	$2,705	$2,619	3%	$11,079	$11,187	(1)%

Segment Adjusted EBITDA(1):
Polyurethanes	$173	$190	(9)%	$740	$788	(6)%
Performance Products	116	81	43%	403	369	9%
Advanced Materials	33	8	313%	131	98	34%
Textile Effects	8	1	700%	16	(20)	NM
Pigments	33	14	136%	111	375	(70)%
Corporate, LIFO and other	(50)	(49)	(2)%	(188)	(171)	(10)%

Total	$313	$245	28%	$1,213	$1,439	(16)%

See end of press release for footnote explanations	NM—Not meaningful

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	December 31, 2013 vs. 2012
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(3)%	1%	3%	3%	4%
Performance Products	(1)%	—	(3)%	6%	2%
Advanced Materials	5%	—	7%	(15)%	(3)%
Textile Effects	7%	—	—	3%	10%
Pigments	(13)%	1%	—	15%	3%
Total Company	—	—	(2)%	5%	3%

	Twelve months ended
	December 31, 2013 vs. 2012
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(1)%	1%	—	1%	1%
Performance Products	2%	—	(2)%	(2)%	(2)%
Advanced Materials	4%	(1)%	3%	(10)%	(4)%
Textile Effects	3%	(1)%	—	6%	8%
Pigments	(23)%	1%	—	10%	(12)%
Total Company	(2)%	—	—	1%	(1)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales volumes of by-products and raw materials.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income (loss)		Diluted Income
	EBITDA		Expense		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts, unaudited	2013	2012	2013	2012	2013	2012	2013	2012

GAAP(1)	$225	$104	$(20)	$17	$41	$(40)	$0.17	$(0.17)
Adjustments:
Acquisition expenses and purchase accounting inventory adjustments	7	3	(3)	(1)	4	2	0.02	0.01
Loss from discontinued operations, net of tax(2)	2	1	N/A	N/A	1	—	—	—
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(1)	(3)	1	5	—	0.02
Gain on disposition of businesses/assets	—	(3)	—	—	—	(3)	—	(0.01)
Loss on early extinguishment of debt	16	78	(6)	(28)	10	50	0.04	0.21
Extraordinary gain on the acquisition of a business, net of tax	—	(1)	N/A	N/A	—	(1)	—	—
Certain legal settlements and related expenses	1	6	—	(2)	1	4	—	0.02
Amortization of pension and postretirement actuarial losses	18	12	(7)	(2)	11	10	0.05	0.04
Restructuring, impairment and plant closing and transition costs	44	45	5	(4)	49	41	0.20	0.17

Adjusted(1)	$313	$245	$(32)	$(23)	$118	$68	$0.48	$0.28

Adjusted income tax expense					32	23
Net income attributable to noncontrolling interests, net of tax					1	2

Adjusted pre-tax income(1)					$151	$93

Adjusted effective tax rate					21%	25%

		Income Tax	Net Income	Diluted Income
	EBITDA	Expense	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	September 30,	September 30,	September 30,	September 30,
In millions, except per share amounts, unaudited	2013	2013	2013	2013

GAAP(1)	$303	$(81)	$64	$0.26
Adjustments:
Acquisition expenses and purchase accounting inventory adjustments	9	(1)	8	0.03
Loss from discontinued operations, net of tax(2)	2	N/A	2	0.01
Discount amortization on settlement financing associated with the terminated merger	N/A	—	2	0.01
Amortization of pension and postretirement actuarial losses	19	(2)	17	0.07
Restructuring, impairment and plant closing and transition costs	43	(4)	39	0.16

Adjusted(1)	$376	$(88)	$132	$0.54

Adjusted income tax expense			88
Net income attributable to noncontrolling interests, net of tax			6

Adjusted pre-tax income(1)			$226

Adjusted effective tax rate			39%

			Income Tax		Net Income		Diluted Income
	EBITDA		Expense		Attrib. to HUN Corp.		Per Share
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts, unaudited	2013	2012	2013	2012	2013	2012	2013	2012

GAAP(1)	$889	$1,187	$(125)	$(169)	$128	$363	$0.53	$1.51
Adjustments:
Acquisition expenses and purchase accounting inventory adjustments	21	5	(5)	(1)	16	4	0.07	0.02
Loss on initial consolidation of subsidiaries	—	4	—	—	—	4	—	0.02
Loss from discontinued operations, net of tax(2)	5	5	N/A	N/A	5	7	0.02	0.03
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(3)	(11)	6	20	0.02	0.08
Gain on disposition of businesses/assets	—	(3)	—	—	—	(3)	—	(0.01)
Loss on early extinguishment of debt	51	80	(19)	(29)	32	51	0.13	0.21
Extraordinary gain on the acquisition of a business, net of tax	—	(2)	N/A	N/A	—	(2)	—	(0.01)
Certain legal settlements and related expenses	9	11	(2)	(4)	7	7	0.03	0.03
Amortization of pension and postretirement actuarial losses	74	43	(20)	(8)	54	35	0.22	0.15
Restructuring, impairment and plant closing and transition costs	164	109	(22)	(18)	142	91	0.59	0.38

Adjusted(1)	$1,213	$1,439	$(196)	$(240)	$390	$577	$1.61	$2.40

Adjusted income tax expense					196	240
Net income attributable to noncontrolling interests, net of tax					21	10

Adjusted pre-tax income(1)					$607	$827

Adjusted effective tax rate					32%	29%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income (Loss) to EBITDA

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
In millions, unaudited	2013	2012	2013	2013	2012

Net income (loss) attributable to Huntsman Corporation	$41	$(40)	$64	$128	$363
Interest expense, net	44	54	48	190	226
Income tax expense (benefit) from continuing operations	20	(17)	81	125	169
Income tax benefit from discontinued operations(2)	(2)	(1)	—	(2)	(3)
Depreciation and amortization	122	108	110	448	432

EBITDA(1)	$225	$104	$303	$889	$1,187

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	December 31,	September 30,	December 31,
In millions	2013	2013	2012
	(unaudited)

Cash	$529	$406	$396
Accounts and notes receivable, net	1,575	1,703	1,583
Inventories	1,741	1,695	1,819
Other current assets	314	322	321
Property, plant and equipment, net	3,824	3,745	3,745
Other assets	1,205	1,150	1,020

Total assets	$9,188	$9,021	$8,884

Accounts payable	$1,067	$1,034	$1,102
Other current liabilities	815	768	791
Current portion of debt	277	295	288
Long-term debt	3,633	3,574	3,414
Other liabilities	1,267	1,387	1,393
Total equity	2,129	1,963	1,896

Total liabilities and equity	$9,188	$9,021	$8,884

Table 7 — Outstanding Debt

	December 31,	September 30,	December 31,
In millions	2013	2013	2012
	(unaudited)

Debt:
Senior credit facilities	$1,351	$1,701	$1,565
Accounts receivable programs	248	244	241
Senior notes	1,061	646	568
Senior subordinated notes	891	891	892
Variable interest entities	247	256	270
Other debt	112	131	166

Total debt - excluding affiliates	3,910	3,869	3,702

Total cash	529	406	396

Net debt- excluding affiliates	$3,381	$3,463	$3,306

Table 8 — Summarized Statement of Cash Flows

	Three months ended	Year ended
	December 31,	December 31,
In millions, unaudited	2013	2013	2012

Total cash at beginning of period	$406	$396	$562

Net cash provided by operating activities	320	708	774
Net cash used in investing activities	(178)	(566)	(471)
Net cash used in financing activities	(18)	(6)	(473)
Effect of exchange rate changes on cash	(1)	(3)	3
Change in restricted cash	—	—	1

Total cash at end of period	$529	$529	$396

Supplemental cash flow information:
Cash paid for interest	$(35)	$(187)	$(209)
Cash paid for income taxes	(18)	(78)	(224)
Cash paid for capital expenditures	(176)	(471)	(412)
Depreciation and amortization	122	448	432

Changes in primary working capital:
Accounts and notes receivable	135	(11)	—
Inventories	(41)	77	(248)
Accounts payable	6	(12)	146

Total cash provided by (used on) primary working capital	$100	$54	$(102)

Footnotes

(1)   We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  acquisition expenses and purchase accounting inventory adjustments; loss (gain) on initial consolidation of subsidiaries; EBITDA from discontinued operations; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: acquisition expenses and purchase accounting inventory adjustments; loss (gain) on initial consolidation of subsidiaries; loss (income) from discontinued operations; discount amortization on settlement financing associated with the terminated merger; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)   During the first quarter 2010 we closed our Australian styrenics operations; results from this business are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2013 revenues of over $11 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets.  We operate more than 75 manufacturing and R&D facilities in over 30 countries and employ approximately 12,000 associates within our 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.